EXHIBIT 10.37

February 12, 1997


Mr. William F. Spengler
3611 Jackson Cabin Road
Phoenix, Maryland  21131

Dear Bill,

We are pleased to offer you the career position of Vice President, Finance and Chief Financial Officer with Sweetheart Cup Company Inc. and Sweetheart Holdings Inc. in our Owings Mills, MD. corporate office location. Your accountabilities will be as discussed in the interview process: reporting directly to me, serving on the Executive Staff of the Company and managing the finance, purchasing and strategic planning functions of Sweetheart. Having come to know you during the recruitment process, we have every confidence in your full capability to lead and participate in driving the business to World Class performance levels.

Particulars of this challenging opportunity include:

     Base Salary: $11,666.00 (gross) bi-monthly ($280,000.00 annualized).
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     Considerations has been given in this salary offer for your loss of company car and tax preparation subsidy.

     Participation in the annual Management Incentive Plan (MIP) of the Company
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     per terms and conditions of the plan at a 50% (of base salary) target award for attainment of Company financial objectives, and individual discretionary objectives as agreed upon by you and me. While 50% is the Plan target, there is the up-side potential to realize 100% (of base salary) for over-achievement of company financial goals. For Sweetheart's Fiscal 1997 we will guarantee payment to you of the 50% target for a nine month (pro rata) portion of the year, or $105,000.00 (gross).

     Participation in the Company Medical Care and Prescription Drug programs
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     following a 30-day waiting period. These programs require approximately 20%
     employee contributions toward premiums.

     Participation on the 1st day of the month following a 90-day waiting period in the Company 401(K) Program in which Sweetheart matches your pre-tax
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     contributions up to 6% of your gross base pay at $.50 on the dollar.

     Participation in the Company's Deferred Compensation Program, also
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     referred to as the 401 (K) Wrap-Around Plan, which enables you to:

1) fully enjoy the Company match under the 401 (K), notwithstanding the I.R.S. maximum allowable deduction for highly compensated employees,


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2)   defer additional income on a tax deferred basis, and

3) take advantage of the same investment options as those available in the 401 (K) plan.

     Participation in the Sweetheart Non-Qualified Incentive Stock Option Plan
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     with the initial award of five thousand (5,000) shares, per the terms and conditions of the enclosed Plan Description. As we discussed last week, an additional five thousand (5,000) shares could potentially be awarded at the discretion of the Board in the future. This offer of employment contains the guarantee to you of full vesting in all awarded options upon change of current ownership of Sweetheart.

     Participation in the Company's Group Insurance Program which includes:
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a)   Company-paid permanent (cash value) "universal life insurance" equal to your annual salary, and

b) the option to purchase up to an additional three times annual salary of group term insurance at a rate (for your current age) of $13.00 per $100,000.00 term insurance per month.

     Participation in all other Company benefits, per terms and conditions of
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     those plans, to include disability (short and long term), Employee
     Assistance Program, Flexible Spending Accounts, holidays (ten paid per year) and vacation (four weeks paid vacation in your current capacity).

     As an additional assurance to you, the Company extends the protection of the E.R.I.S.A.-regulated severance pay plan of Sweetheart. This plan would
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     afford you salary continuation for one year in the event of the involuntary loss of your position with the company for any reason except just cause. Further, if involuntarily terminated for any reason except just cause, Sweetheart would pay you pro-rata bonus under the M.I.P. for the portion of the fiscal year completed prior to the termination date.

     Finally, we will extend to you a hiring bonus of one hundred thousand
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     dollars $100,000.00) gross as an inducement for a favorable and prompt response and in satisfaction of other terms, conditions or benefits you may currently enjoy but which are not duplicated with Sweetheart.

Validation of this offer and your acceptance is predicated on your successful completion of a chemical substance test which we will arrange for you at your earliest convenience.

We are very excited at the prospect of your joining the team at Sweetheart, Bill. We are convinced that the significant challenges that await you are within your experience and capability to master. You can make a significant contribution to the Company on our journey to Class A, MRP II and to World Class status.

Please call me at your earliest opportunity.

Sincerely,


William F. McLaughlin
President and Chief Executive Officer